Exhibit 99.1


           Black Box Corporation Reports Fourth Quarter and Total Year Fiscal 2004 Results

    PITTSBURGH--(BUSINESS WIRE)--May 19, 2004--Black Box Corporation (Nasdaq:BBOX) today reported for the fourth quarter ended March 31, 2004, diluted earnings per share of 61 cents compared to 21 cents last year. Net income for the fourth quarter was $11.5 million or 8.9% of revenues, compared to $4.2 million or 3.1% of revenues last year. On a sequential comparison basis, third quarter diluted earnings per share were 66 cents with corresponding net income of $12.2 million or 9.2% of revenues. Included in the FY04 fourth quarter earnings per share is a 4 cents negative impact from an award in an arbitration matter that has been resolved.
    Total revenues for the fourth quarter were $130 million, down 4% from $135 million last year. On a sequential comparison basis, third quarter revenues were $133 million.
    Fourth quarter cash provided by operating activities was $27 million or 231% of net income, compared to $27 million or 636% of net income last year. Fourth quarter free cash flow was $42 million compared to $25 million last year. On a sequential comparison basis, third quarter cash provided by operating activities was $16 million and free cash flow was $19 million. The fourth quarter's free cash flow of $42 million was used towards: Black Box stock repurchases of $29 million; debt reduction of $11 million; dividend payments of $1 million; and merger obligations of $1 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.
    In accordance with SEC Regulation G, the attached financial chart includes a reconciliation of non-GAAP financial measures in this release to the most directly comparable GAAP measures.
    For total fiscal year 2004, diluted earnings per share were $2.52 compared to $2.39 last year, up 5%. Corresponding net income for the year was $47.2 million or 9.1% of revenues, compared to $48.7 million or 8.0% of revenues last year.
    Total year revenues were $520 million, down 14% from $605 million last year.
    Cash provided by operating activities for the year was $75 million or 159% of net income, compared to $93 million or 190% of net income last year. Free cash flow was $97 million, comparable to last year's $97 million. The total year free cash flow of $97 million and $5 million of cash on hand was used towards: payments for Black Box stock repurchases of $81 million; debt reduction of $14 million; dividend payments of $4 million; and merger obligations of $3 million.
    The Company's 6-month order backlog was $56 million at March 31, 2004 compared to $54 million at the end of the third quarter.
    Commenting on the total year results, Fred C. Young, Chief Executive Officer, said, "Revenues for FY04 proved to be relatively stable throughout the year, although down 14% from FY03. Corresponding net income was down 3%, as we offset this revenue decline with good cost control and without the need for restructuring charges. As a percent of revenues, net income increased from 8.0% to 9.1%. On the strength of our operating profits and stock repurchase program, diluted earnings per share increased 5% from $2.39 to $2.52. Cash flow remained very strong in absolute amounts and relative to net income."
    The Company has entered into a Stipulation and Agreement of Settlement in the case captioned In Re Black Box Corporation Securities Litigation (Civil Action No. 03-CV-412). This preliminary settlement provides for the payment of $2 million into a settlement fund, an amount within the limits of the Company's directors' and officers' liability policy, most of which will be covered under such policy. This payment is in exchange for a full and complete release of any and all claims against defendants. The settlement is subject to
(1) plaintiffs' counsel determining, through limited confirmatory discovery, that the settlement is fair, reasonable and adequate, (2) the notice and hearing procedures that pertain to federal court class actions and (3) final approval of the court.
    The Company also announced today that its Board of Directors has declared a quarterly cash dividend of 5 cents per share of common stock. The dividend was declared on all outstanding shares of Black Box's common stock and will be payable on July 15, 2004 to stockholders of record at the close of business on June 30, 2004. Black Box will pay the dividend through its transfer agent, American Stock Transfer & Trust Company. Beginning with its August 2004 dividend declaration, the Company expects to increase its current annual dividend payment rate of 20 cents by 20% to 24 cents per share.
    During FY04, the Company repurchased approximately 1.7 million shares for an aggregate purchase price of $76 million. Funding for the stock repurchases came primarily from cash flow from operations. Since inception of the repurchase program in April 1999 through March 31, 2004, the Company has repurchased in aggregate approximately 5.5 million shares for $240 million. Throughout FY05, the Company expects to repurchase approximately 1 million additional shares. Repurchases of stock during FY05 will occur from time to time depending upon factors such as the Company's cash flows and general market conditions. While the Company expects to continue to repurchase shares for the foreseeable future, there can be no assurance as to the timing or amount of such repurchases.
    The Company also announced that current director Thomas G. Greig will serve as non-executive Chairman of the Board. Mr. Fred Young, along with his CEO position, formerly served as Chairman. Mr. Greig has been serving on the Black Box Board since August 1999 and remains an independent director. The Company believes this is a stronger commitment to contemporary governance guidelines than simply naming a lead director. With a current Institutional Shareholder Services (ISS) industry ranking Corporate Governance Quotient score of 86 (meaning that, according to ISS, Black Box currently outperforms 86% of the companies in the technology hardware and equipment group relative to corporate governance), the Company remains committed to its overall corporate governance program and its associated leadership position.
    In summary, Mr. Young stated, "As we look forward, we will remain focused on continued overall financial stability. In addition, we remain committed to achieving long-term 'green growth', i.e., revenue growth that has high client value-add and the right profit and cash flow characteristics. We will look to strategically add revenue streams that might not immediately meet our traditional metrics, but only where we believe this revenue will eventually meet such criteria. From a marketing and operational perspective, we will stay true to the consistent execution of our world-class technical support services - the combination of data, voice and hot-line services."
    The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, May 19, 2004. Fred Young, Chief Executive Officer, will host the call. To participate in the call, please dial 612-326-1003 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 728699.
    The Company expects to file its Annual Report on Form 10-K with the Securities and Exchange Commission on Monday, June 14, 2004. Its Annual Report and Proxy Statement is expected to be mailed at the end of June 2004 to stockholders of record as of June 11, 2004. The Company's Annual Stockholders Meeting will be held in Pittsburgh, PA on Tuesday, August 10, 2004, commencing at 12:30 p.m. EDT.
    Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These include levels of business activity, cash flows and global economic conditions. Additional risk factors are included in the Company's Annual Report on Form 10-K. Any information, which is not historical in nature, constitutes such forward-looking statements and speaks only as of the date of this release.
    Black Box is the world's largest technical services company dedicated to designing, building and maintaining today's complicated network infrastructure systems. Black Box services 150,000 clients in 132 countries with 117 offices throughout the world.




                        BLACK BOX CORPORATION
                  CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)


                                  Quarter Ended        Year Ended
                                    March 31,           March 31,
                               ------------------- -------------------
                                  2004      2003      2004      2003
                               --------- --------- --------- ---------
Revenues                       $129,730  $134,812  $520,412  $605,017
   Cost of sales                 75,442    81,876   304,161   366,170
                               --------- --------- --------- ---------
Gross profit                     54,288    52,936   216,251   238,847
   Selling, general &
    administrative exp           36,331    39,020   140,805   152,808
   Restructuring expense              -     6,536         -     6,536
   Intangibles amortization          48        72       246       377
                               --------- --------- --------- ---------
Operating income                 17,909     7,308    75,200    79,126
   Interest expense, net            450       617     1,808     2,826
   Other expenses, net of
    income                           56       115       147       229
                               --------- --------- --------- ---------
Income before income taxes       17,403     6,576    73,245    76,071
   Provision for income taxes     5,900     2,368    26,002    27,386
                               --------- --------- --------- ---------
Net income                      $11,503    $4,208   $47,243   $48,685
                               ========= ========= ========= =========

Basic earnings per common share   $0.63     $0.22     $2.60     $2.46
                               ========= ========= ========= =========

Diluted earnings per common
 share                            $0.61     $0.21     $2.52     $2.39
                               ========= ========= ========= =========

Weighted average common shares   18,296    19,309    18,173    19,781
                               ========= ========= ========= =========

Weighted average common &
 common equivalent shares
    outstanding                  18,830    19,831    18,766    20,342
                               ========= ========= ========= =========


                        BLACK BOX CORPORATION
                     CONSOLIDATED BALANCE SHEETS
                        (Dollars in thousands)


                                                   March 31, March 31,
ASSETS                                                2004      2003
                                                   --------- ---------
Current assets:
  Cash and cash equivalents                          $9,306   $14,043
  Trade accounts receivable, net                     97,203   100,263
  Inventories, net                                   40,162    40,047
  Costs and estimated earnings in excess
    of billings on uncompleted contracts             13,763    18,261
  Other current assets                               13,741    16,052
                                                   --------- ---------
      Total current assets                          174,175   188,666
                                                   --------- ---------
Property, plant and equipment, net                   29,269    34,737
Intangibles, net                                    410,315   399,299
Other assets                                          2,530     4,027
                                                   --------- ---------
      Total assets                                 $616,289  $626,729
                                                   ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current debt                                       $1,061      $926
  Accounts payable                                   30,709    30,508
  Billings in excess of costs and estimated
    earnings on uncompleted contracts                 5,665     3,295
  Accrued expenses                                   23,614    32,405
  Accrued taxes                                       3,695     2,940
                                                   --------- ---------
      Total current liabilities                      64,744    70,074
                                                   --------- ---------
Long-term debt                                       35,177    49,453
Other liabilities                                    11,464    12,780

Stockholders' equity:
  Common stock                                           23        23
  Additional paid-in capital                        324,219   295,271
  Retained earnings                                 402,675   359,037
  Treasury stock, at cost                          (239,885) (163,547)
  Accumulated other comprehensive gain               17,872     3,638
                                                   --------- ---------
      Total stockholders' equity                    504,904   494,422
                                                   --------- ---------
      Total liabilities and stockholders' equity   $616,289  $626,729
                                                   ========= =========


                         BLACK BOX CORPORATION
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Dollars in thousands)

                                  Quarter Ended        Year Ended
                                    March 31,           March 31,
                               ------------------- -------------------
                                  2004      2003      2004      2003
                               --------- --------- --------- ---------
Cash flows from operating
 activities:
  Net income                    $11,503    $4,208   $47,243   $48,685
  Adjustments to reconcile net
   income to cash provided
   by operating activities:
    Intangibles amortization         48        72       246       377
    Depreciation                  1,695     1,892     6,519     7,639
    Gain on sale of property          -         -      (531)        -
  Changes in working capital
   items:
    Account receivable, net       3,699    12,957     7,486    23,111
    Inventories, net              2,077     5,723     1,144     7,994
    Other current assets          6,036    11,189    19,854    20,087
    Accounts payable and
     accrued liabilities          1,554    (9,295)   (7,006)  (15,316)
                               --------- --------- --------- ---------
  Cash provided by operating
   activities                   $26,612   $26,746   $74,955   $92,577
                               --------- --------- --------- ---------
Cash flows from investing
 activities:
    Capital expenditures, net
     of disposals                   (95)     $402      $178     $(304)
    Merger transactions and
     prior merger-related
     payments, net of cash
     acquired                    (1,772)     (261)   (3,010)   (7,822)
                               --------- --------- --------- ---------
  Cash (used in)/provided by
   investing activities         $(1,867)     $141   $(2,832)  $(8,126)
                               --------- --------- --------- ---------
Cash flows from financing
 activities:
    Revolving credit
     repayments, net           $(11,327)  $(2,939) $(14,314) $(28,715)
    Proceeds from exercise of
     options                     16,145       520    22,159     4,886
    Payment of dividends           (889)     (975)   (3,663)     (975)
    Purchase of treasury stock  (28,702)  (20,620)  (81,057)  (58,473)
                               --------- --------- --------- ---------
  Cash used in financing
   activities                  $(24,773) $(24,014) $(76,875) $(83,277)
                               --------- --------- --------- ---------
Foreign currency exchange
 impact on cash                   $(590)  $(2,277)      $15     $(554)
                               --------- --------- --------- ---------
(Decrease)/increase in cash &
 cash equivalents                 $(618)     $596   $(4,737)     $620
Cash & cash equivalents at
 beginning of period              9,924    13,447    14,043    13,423
                               --------- --------- --------- ---------
Cash & cash equivalents at end
 of period                       $9,306   $14,043    $9,306   $14,043
                               ========= ========= ========= =========


RECONCILIATIONS:

In addition to reported results under U.S. GAAP for the fiscal periods, the following financial highlights table also includes, where appropriate, a reconciliation of free cash flow (which is a non-GAAP measure), to the most directly comparable GAAP measure. All dollar amounts are in thousands.

A reconciliation of cash provided by operating activities to free cash flow is presented below:


                                       4Q04    4Q03     FY04    FY03
----------------------------------------------------------------------
Cash provided by operating
 activities                          $26,612  $26,746 $74,955 $92,577
Plus or (minus):
   Net capital expenditures/disposals    (95)     402     178    (304)
   Proceeds from stock option
    exercises                         16,145      520  22,159   4,886
   Foreign currency exchange impact
    on cash                             (590)  (2,277)     15    (554)
----------------------------------------------------------------------
Free cash flow                       $42,072  $25,391 $97,307 $96,605
----------------------------------------------------------------------


SUPPLEMENTAL INFORMATION:

Additionally, the following supplemental information is being provided for comparisons of fourth quarter ended March 31, 2004 reported results to this year's third quarter and prior year's fourth quarter. All dollar amounts are in thousands unless noted otherwise.

Information on revenues and operating income by geography is presented below. Management believes it is important to separately present the Fiscal 2003 restructuring charge of $6,536. Management believes this enables a clearer understanding of the ongoing operations of the Company.

                           4Q04     3Q04     4Q03     FY04     FY03
----------------------------------------------------------------------
Revenues:
  North America           $81,744  $84,665  $87,132 $341,299 $412,247
  Europe                   38,214   38,309   37,630  142,158  153,477
  All Other                 9,772   10,093   10,050   36,955   39,293
                         ---------------------------------------------
  Total                  $129,730 $133,067 $134,812 $520,412 $605,017

Operating Income:
  North America            $9,686  $10,900   $5,056  $44,281  $53,079
  % of North America
   revenues                  11.8%    12.9%     5.8%    13.0%    12.9%
  Europe                   $5,534   $6,325     $116  $21,812  $17,729
  % of Europe revenues       14.5%    16.5%     0.3%    15.3%    11.6%
  All Other                $2,689   $2,399   $2,136   $9,107   $8,318
  % of All Other revenues    27.5%    23.8%    21.3%    24.6%    21.2%
                         ---------------------------------------------
  Total                   $17,909  $19,624   $7,308  $75,200  $79,126
  % of total revenues        13.8%    14.7%     5.4%    14.5%    13.1%

Restructuring Charge:
  North America                --       --   $1,806       --   $1,806
  Europe                       --       --    4,592       --    4,592
  All Other                    --       --      138       --      138
                         ---------------------------------------------
  Total                        --       --   $6,536       --   $6,536

Operating Income
 excluding
 restructuring charge:
  North America            $9,686  $10,900   $6,862  $44,281  $54,885
  % of North America
   revenues                  11.8%    12.9%     7.9%    13.0%    13.3%
  Europe                   $5,534   $6,325   $4,708  $21,812  $22,321
  % of Europe revenues       14.5%    16.5%    12.5%    15.3%    14.5%
  All Other                $2,689   $2,399   $2,274   $9,107   $8,456
  % of All Other revenues    27.5%    23.8%    22.6%    24.6%    21.5%
                         ---------------------------------------------
  Total                   $17,909  $19,624   13,844  $75,200  $85,662
  % of total revenues        13.8%    14.7%    10.3%    14.5%    14.2%
----------------------------------------------------------------------


Information on revenues and gross profit for hotline services, data services and voice services is presented below:

                           4Q04     3Q04     4Q03     FY04     FY03
----------------------------------------------------------------------
Revenues:
  Hotline Services        $61,364  $61,538  $61,330 $237,872 $252,105
  Data Services            52,851   54,305   56,695  214,299  275,842
  Voice Services           15,515   17,224   16,787   68,241   77,070
                         ---------------------------------------------
  Total                  $129,730 $133,067 $134,812 $520,412 $605,017

Gross Profit:
  Hotline Services        $32,711  $32,241  $31,729 $124,923 $128,635
  % of Hotline Services
   revenues                  53.3%    52.4%    51.7%    52.5%    51.0%
 Data Services            $15,925  $16,267  $15,005  $67,329  $85,122
  % of Data Services
   revenues                  30.1%    30.0%    26.5%    31.4%    30.9%
  Voice Services           $5,652   $6,133   $6,202  $23,999  $25,090
  % of Voice Services
   revenues                  36.4%    35.6%    36.9%    35.2%    32.6%
                         ---------------------------------------------
  Total                   $54,288  $54,641  $52,936 $216,251 $238,847
  % of total revenues        41.8%    41.1%    39.3%    41.6%    39.5%
----------------------------------------------------------------------

Information on revenues on a same-office basis is presented below:


                                                4Q04    4Q03    Change
----------------------------------------------------------------------
Revenues as reported                         $129,730 $134,812    (4)%
Less revenues from offices added
 since Fiscal 2003                               (300)    (225)
                                             -------------------------
Revenues on same-office basis                $129,430 $134,587    (4)%
----------------------------------------------------------------------


Information on various balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.


                                4Q04             3Q04            4Q03
----------------------------------------------------------------------
Accounts Receivable:
   Gross Accounts
    Receivable $            $107.6          $112.3        $112.0
   Reserve $ / %             $10.4/9.7%      $11.7/10.4%   $11.7/10.5%
                             -----           -----         -----
   Net Accounts
    Receivable $             $97.2          $100.6        $100.3

   Net Days Sales             63 days         64 days       63 days
    Outstanding

Inventory:
   Gross Inventory $        $45.0             $46.6         $44.0
   Reserve $ / %             $4.8/10.8%        $4.4/9.4%     $4.0/9.0%
                             -----            -----         -----
   Net Inventory $          $40.2             $42.2         $40.0

   Net Inventory Turns        7.6x              8.0x          8.0x

Six-Month Order
 Backlog                    $56               $54           $51

Team Members              2,779             2,928         3,123
----------------------------------------------------------------------

    CONTACT: Black Box Corporation
             Anna M. Baird, 724-873-6750
             724-873-6799 (fax)
             Email: investors@blackbox.com